[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                      011-49-40-733-63-256


                ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER
                            OF FISCAL YEAR 2010


Plymouth, MI / Hamburg, Germany -- February 4, 2010 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2009.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                    Three months ended
                    12/31/09  12/31/08   % Change
                    --------  --------  ---------
Net sales           $ 92,970  $106,965   - 13 %
RSTI Net Income     $  3,584  $  7,646   - 53 %
Earnings per share
  "Diluted" basis   $   0.12  $   0.26   - 54 %

The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.9 million and 29.4 million for the fiscal quarters ended December 31, 2008 and 2009.

"We are pleased with the solid results in terms of sales and net income of this quarter which exceeded our forecast. The North American and European markets showed another slight increase in sales, while sales in the Asian markets remained at the high levels we experienced in the fourth quarter. On a sequential base, order entry increased by 24% and reached the highest level since the beginning of the general downturn in the industrial markets. Our streamlined cost structure and disciplined spending behavior have helped us through the economic crisis and lay the ground for future profitability," commented Gunther Braun, CEO and President of RSTI.










(page)
FINANCIAL REVIEW

First Quarter

Net sales totaled $93.0 million for the first quarter ended December 31, 2009, a 13% decrease over the comparable quarter of fiscal year 2009. The impact of the weakening US dollar, mainly against the Euro, resulted in an increase in net sales of $5.4 million in the first quarter. Gross profit totaled $35.9 million, or 39% of net sales, compared to $42.7 million, or 40% of net sales, in the same period of fiscal year 2009. RSTI net income amounted to $3.6 million, or 4% of net sales, compared to $7.6 million, or 7% of net sales, in the comparable quarter last fiscal year. Diluted per share calculation equaled $0.12 for the quarter based upon 29.4 million weighted-average common shares outstanding, compared to diluted per share calculation of $0.26 based upon 28.9 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A in the amount of $21.8 million, represented 23% of net sales and decreased by $3.0 million compared to last fiscal year's first quarter. Net R&D expenses decreased by $0.8 million to $7.7 million compared to $8.5 million in the first quarter in fiscal year 2009 and represented 8% of net sales in both periods.

Sales of laser products used for macro applications stayed flat and amounted to $41.6 million, accounting for 45% of total sales. Sales of lasers for marking and micro applications decreased by 23% to $41.9 million and represented 45% of total revenues. Components sales decreased by 14% to $9.5 million and represented 10% of total revenues.

On a geographical basis, net sales in North America decreased by 12% and totaled $16.4 million. In Europe, net sales decreased by 27% to $50.3 million and in Asia, net sales increased by 33% to $26.3 million.

Order entry for the quarter amounted to $99.9 million and resulted in a backlog of $94.5 million at December 31, 2009, mainly for laser products.


OUTLOOK

"Our objective for the remainder of fiscal 2010 is to further capitalize on the strength of ROFIN's broad product portfolio and its expanding global network, which continues to be a key element of our future success. Many of the markets that we serve are showing improved activity levels, and we are therefore cautiously optimistic about our future growth potential," commented Dr. Peter Wirth, Executive Chairman of the Board of RSTI.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 33,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.





(page)

A conference call is scheduled for 11:00 AM EST, today, Thursday, February 4, 2010. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Refferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0) 207 614 2900).




                              (Tables to follow)

















































(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months     Twelve Months
                                       Ended             Ended
                                    (unaudited)        (audited)
                               ----------------------  ----------
                               12/31/09     12/31/08    9/30/09
                               ----------  ----------  ----------
- Macro                        $  41,586   $  41,352   $ 140,362
- Marking/Micro                   41,889      54,615     168,131
- Components                       9,495      10,998      41,086
                               ----------  ----------  ----------
Net sales                         92,970     106,965     349,579
Cost of goods sold                57,099      64,220     217,533
                               ----------  ----------  ----------
    Gross profit                  35,871      42,745     132,046
Selling, general, and
    administrative expenses       21,810      24,778      88,905
Intangibles amortization             632         824       3,559
Research and development
    expenses                       7,719       8,462      31,500
                               ----------  ----------  ----------
    Income from operations         5,710       8,681       8,082
Other income                         239       2,422       6,618
                               ----------  ----------  ----------
    Income before income taxes
      and noncontrolling
      interest                     5,949      11,103      14,700
Income tax expense                 2,247       3,353       5,197
                               ----------  ----------  ----------
    Net income                     3,702       7,750       9,503
                               ----------  ----------  ----------
Less: Net income attributable
    to the noncontrolling
    interest                         118         104         340
                               ----------  ----------  ----------
Net income attributable to
    RSTI                        $  3,584    $  7,646    $  9,163
                               ==========  ==========  ==========
Net income attributable to RSTI per common share
  "diluted" basis *             $   0.12    $   0.26    $   0.31
  "basic" basis **              $   0.12    $   0.26    $   0.32


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for December 31, 2008, which was 28.9 million and 29.4 million for the quarter ended December 31, 2009, and 29.2 million for the twelve month period.


** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 29.0 million and 28.9 million for the fiscal quarters ending December 31, 2009 and 2008, and 28.9 million for the 12 month period ending September 30, 2009.




(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                       At            At
                                                    12/31/09       9/30/09
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 126,843      $ 118,984
  Trade accounts receivable, net                      77,444         79,357
  Inventories net                                    134,544        136,448
  Other current assets                                21,811         20,126
                                                   -----------    ----------
    Total current assets                             360,642        354,915
  Net property and equipment                          53,696         55,735
  Other non-current assets                           123,547        128,857
                                                   -----------    ----------
    Total non-current assets                         177,243        184,592
                                                   -----------    ----------
    Total assets                                   $ 537,885      $ 539,507
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  18,463      $  18,983
  Accounts payable, trade                             12,987         13,146
  Other current liabilities                           47,250         48,507
                                                   -----------     ---------
    Total current liabilities                         78,700         80,636
  Long-term debt                                      11,875         12,426
  Other non-current liabilities                       24,603         24,751
                                                   -----------     ---------
    Total liabilities                                115,178        117,813
    Net stockholders' equity                         422,707        421,694
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 537,885      $ 539,507
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as " our streamlined cost structure and disciplined spending behavior have helped us through the economic crisis and lay the ground for future profitability " or "our objective for the remainder of fiscal 2010 is to further capitalize on the strength of ROFIN's broad product portfolio and its expanding global network, which continues to be a key element of our future success" or " many of the markets that we serve are showing improved activity levels, and we are therefore cautiously optimistic about our future growth potential " is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.